EXHIBIT 99.1

Caterpillar Inc.
Analyst Meeting
October 31, 2005

Caterpillar’s story is an exciting one of growth and profitability. We are currently operating in an environment conducive to growth, introducing a highly integrated and comprehensive new strategy that will be cascaded throughout our organization, and guiding all our actions through a values-based code of conduct. We have set challenging but realistic goals for 2010 and beyond and are committed to achieving the success that will reward our customers, stockholders, and employees.

2005/2006 Outlook
Sales and revenues and profit have grown substantially over the past few years. As a result, we surpassed our $30 billion sales and revenues goal a full two years ahead of schedule. Over the past 15 years, sales and revenues have grown at a compound annual growth rate (CAGR) of 8%, and based on the midpoint of our 2005 profit outlook, the EPS CAGR from 1993-2005 has been about 14%. We expect our strong growth to continue, with 2006 shaping up to be another record year for both sales and profit. In our outlook released on October 21, 2005, we made the following projections:

•	Sales and revenues - $36.3 billion in 2005, up about 10% in 2006
•	Earnings per share - $3.85-$4.00 in 2005, up 15-25% in 2006 from the midpoint of the 2005 range

Economic and Industry Context
Worldwide, good economic growth is forecasted between now and 2010. A low inflation/interest rate environment, coupled with strong corporate profits for companies around the world and recent underinvestment, have resulted in a favorable investment climate.

The near-term outlook is particularly strong in many of the key markets Caterpillar serves, including global mining, global oil and gas production, large infrastructure projects, marine engines for cargo ships, distributed power, building construction and housing, and North American on-highway trucks. This year represents the third year of the current economic recovery, and the last two cycles have each lasted about seven years.

Elements of the New Caterpillar Strategy
Our Values in Action, expressed in our updated Worldwide Code of Conduct, are the foundation of our strategy. The Code was first published in 1974, and this updated version builds on our strong heritage by explicitly describing the values-based culture we are building across our company.

Vision 2020 is our “aspirational beacon” that describes in detail the company we want to be in 15 years. It explains “what success looks like” in the areas of market leadership, products and services, distribution system, supply chain, business model, people, sustainable development, and financial performance.

Strategic profile is an internal document that describes the key desired characteristics of the businesses in which we want to participate. It’s a decision-making tool for leaders to use as a filter to ensure the businesses we’re in or pursuing match our profile.

Strategic goals translate our vision into numbers. This set of goals is for the year 2010, the first of three five-year plans focused on delivering our Vision 2020.

Critical success factors translate our strategic goals into actions. They identify the few things we must do right or areas of the business we must “fix” to achieve our goals.

Strategic areas of improvement are things we must do consistently across the organization. Caterpillar is successful in large part because our independent business units have the power to do business in the best way for their customers. In some cases, however, common practices are essential to improved performance.

Key Goals and Metrics for 2010
Our 2010 strategic goals—grouped under the “3Ps” of people, performance, and profitable growth—are the first set of hills to conquer as we move toward our Vision 2020 and take Caterpillar from good to great.

People
•	Highly engaged workforce - improve engagement scores to 80 percent
•	World-class safety - dramatically reduce workplace injuries

Performance - Product & Process
•	#1 in quality - improve factory-delivered quality by 50%
•	Market leadership - make significant progress toward being #1 for every major product group on every continent for the markets we serve
•	Market-leading product and service parts availability - significantly reduce order-to-delivery time

Profitable Growth
•	Sales and revenues of $50 billion
•	EPS growth in the top half of the S&P 500 companies - 15-20% CAGR from 2005-2010
•	Trough earnings of at least $2.50 EPS or a minimum of 12% on the capital invested in our Machinery and Engines business

New Product Introduction (NPI)
Caterpillar will be introducing an exciting array of new and improved products over the next few years. The new line-up will be an important factor in achieving our goal of being number one in every major product group on every continent. The changes include the continued introduction of Caterpillar’s ACERT® engine technology in machines, deeper drivetrain integration, and more electronics and information technology. As an industry technology leader, Caterpillar is well positioned to deliver new products and technologies—in an environment that is increasingly driven by ever more stringent emissions requirements.

Quality
Caterpillar has a longstanding reputation for quality, and continuing to improve the reliability of our products is a key element of our new strategy.

Caterpillar’s Service Businesses
Cat Financial, Cat Logistics, Cat Reman, and our other service businesses provide growth and earnings stability and significantly help our Machinery and Engines businesses with higher percent of industry sales (PINS), greater price realization, increased parts sales, lower costs, better asset utilization, stronger customer relations, and synergies from greater scale. We have a strategy in place to grow our proven businesses aggressively, nurture new businesses, and incubate new initiatives.

Team Caterpillar is ready for tomorrow. We are as well positioned as any company to win in the global economy and excited to take on the challenges before us—because we have the right strategy, the right products and services, the right technology, the right global footprint, and most importantly, the right people.

Safe Harbor
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,”“anticipates,”“intends,”“plans,”“believes,”“seeks,”“will,” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company’s products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company’s filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2004. We do not undertake to update our forward-looking statements. To facilitate management of its operations, the company has developed a number of internal metrics, such as PINS, based on both internally generated data as well as data provided by external parties. While the company believes these metrics are reliable, their accuracy cannot be validated to the same degree as its reported financial results. The company, in providing this internally used information to investors, cannot be held accountable should any of these metrics inaccurately portray operations. Investors should not rely upon these internal metrics in making their investment decisions.